Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 30, 2018, with respect to the consolidated statements of income and comprehensive income of Arco Platform Limited and subsidiaries (‘‘the Company’’) and the related changes in equity and cash flow for the period ended December 31, 2016, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

Fortaleza, Brazil

October 18, 2019